FORM OF INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made and entered into this 5th day of October, 2010, by and between Perritt MicroCap Opportunities Fund, Inc., a Maryland corporation (the “Company”), and Perritt Capital Management, Inc., an Illinois corporation (the “Adviser”).

RECITALS:

WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company consisting of one series, Perritt MicroCap Opportunities Fund (the “Fund”); and

WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, as the investment adviser for the Fund.

AGREEMENT:

NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

1.    Employment.  The Company will employ the Adviser to manage the investment and reinvestment of the assets of the Fund for the period set forth in this Agreement, subject to the supervision of the Board of Directors of the Company and subject to the terms of this Agreement.  The Adviser accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations set forth in this Agreement.

2.    Authority of the Adviser.  The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the Board of Directors of the Company may determine, direct the purchase and sale of investment securities in the day to day management of the Fund.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.  However, one or more members, officers or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company.  Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended or supplemented from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Company of its responsibility for and control of the affairs of the Company.

3.    Expenses.  The Adviser shall, at its expense, provide for the use of the Fund, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and maintaining its organization, shall pay the salaries and fees of all officers of the Company and of directors of the Company who are “interested persons” of the Adviser, as such term is defined under the Act, and shall pay for all clerical services relating to research, statistical and investment work.  The Fund will pay all of its expenses other than those expressly stated to be payable by the Adviser under this Agreement; provided, that in the event the expenses and charges payable by the Fund (including, without limitation, the Adviser’s fee and any fees paid to the Fund’s administrator), excluding all federal, state and local taxes, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, acquired fund fees and expenses, extraordinary items and brokerage commissions and similar fees, in any given fiscal year exceed that percentage of the average net asset value of the Fund for such year, as determined by valuations made as of the close of each business day of such year, which is the most restrictive percentage provided by the state laws of the various states in which the Fund’s shares are qualified for sale, or if the states in which the Fund’s common stock is qualified for sale impose no restrictions, then 1.75%.  The Adviser shall reimburse the Fund for such excess.  The expenses payable by the Fund shall include, without limitation, the following:

●	Interest charges;

●	Taxes;

●	Reimbursement payments to securities lenders for dividend and interest payments on securities sold short;

●	Brokerage commissions and similar expenses;

●	The expenses of issuing, selling, repurchasing or redeeming shares;

●	The expense of registering or qualifying shares for sale with the Securities and Exchange Commission and in the various states;

●	The costs of preparing and printing registration statements required under the Securities Act of 1933, as amended, and the Act;

●	The costs of printing and distributing prospectuses to existing shareholders;

●	Charges of custodians (including sums as custodian and for keeping books and similar services to the Fund);

●	Charges of transfer agents (including the printing and mailing of reports and notices to shareholders), the Fund’s administrator and the Fund’s accountant;

●	Charges of registrars;

●	Charges for tax, auditing and legal services;

●	Charges for clerical services related to recordkeeping and shareholder relations, including salaries of administrative and clerical personnel;

●	Charges for the printing of stock certificates (if any);

●	Association membership dues;

●	The costs for director and officer liability insurance and fidelity bond;

●	The costs for reports to shareholders, reports to government authorities and proxy statements;

●	Fees for directors who are not “interested persons” of the Adviser; and

●	Other expenses not expressly assumed by the Adviser.

Any reimbursement of expenses by the Adviser (whether required by state law or voluntary on the part of the Adviser) shall be made on a monthly basis and will be paid to the Fund by a reduction in the Adviser’s fee, subject to later adjustment month by month for the remainder of the Fund’s fiscal year if accrued expenses thereafter fall below the expense limitation.

4.    Compensation of the Adviser.  For the services to be rendered by the Adviser hereunder, the Company through the Fund shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month.  The advisory fee shall be 1/12 of 1.00% (1.00% per annum) on the average daily net assets of the Fund.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the business days during which it is so in effect.

5.    Ownership of Shares of the Fund.  Except in connection with the initial capitalization of the Company, the Adviser shall not take an ownership position in the Fund, and shall not permit any of its members, officers or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

6.    Exclusivity.  The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.  During the period that this Agreement is in effect, the Adviser shall be the Fund’s sole investment adviser.

7.    Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

8.    Brokerage Commissions.  The Adviser is authorized, subject to the supervision of the Board of Directors of the Company, to place orders for the purchase and sale of the Fund’s portfolio securities and to negotiate commissions to be paid on such transactions.  The Adviser may, on behalf of the Fund, pay brokerage commissions to a broker that provides brokerage and research services to the Adviser, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in excess of the amount another broker would have charged for effecting the transaction, provided (a) the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and the accounts as to which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act); (b) such payment is made in compliance with Section 28(e) of the Exchange Act and other applicable state and federal laws; and (c) in the opinion of the Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and such other clients.

9.    Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

10.    Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Company or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving written notice sixty (60) calendar days in advance to the Adviser.  This Agreement may be terminated by the Adviser at any time upon giving written notice sixty (60) calendar days in advance to the Company.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the Board of Directors of the Company or by the vote of the majority of the outstanding voting securities of the Fund (as defined in the Act) and (ii) the Board of Directors of the Company in the manner required by the Act, provided that any such approval shall be made effective not more than sixty (60) calendar days thereafter.

11.    Nonpublic Personal Information.  The Adviser agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company and the Fund all records and other information relative to the Company and the Fund and prior, present, or potential shareholders of the Company and the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, the Adviser will adhere to the privacy policies adopted by the Company and the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Gramm-Leach Act”).  Notwithstanding the foregoing, the Adviser will not share any nonpublic personal information concerning any of the Company’s shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Gramm-Leach Act.

12.    Anti-Money Laundering Compliance.  The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (collectively, the “AML Laws”), the Company has adopted an Anti-Money Laundering Policy.  The Adviser agrees to comply with the Company’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future.  The Adviser further agrees to provide to the Company and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Company.  The Company may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed on the day first above written.

PERRITT CAPITAL MANAGEMENT, INC.
(the “Adviser”)

By:  ______________________________________
Name: ______________________________
Title:   ______________________________

PERRITT MICROCAP OPPORTUNITIES FUND, INC.
(the “Company”)

By:  ______________________________________
Name: ______________________________
Title:   ______________________________